Exhibit 10.12

RANI THERAPEUTICS, LLC

InCube Labs, LLC

2051 Ringwood Ave

San Jose, CA 95131

Attention: Mir Imran

RE:

Acknowledgement and Amendment to the: (i) Intellectual Property Agreement, dated June 14, 2012 (“IPA”), (ii) Service Agreement, dated January 1, 2013 (“Services Agreement”), and (iii) Exclusive License Agreement, dated June 14, 2012 (“License Agreement”) – each as between Rani Therapeutics, LLC (“RANI”) and InCube Labs, LLC (“InCube”) (collectively, the “Agreements”).

Dear Mir:

This letter sets forth the mutual understanding between the parties with respect to the Agreements.

The IPA:

The parties hereby agree to amend the IPA as follows, effective June 14, 2012:

•	Section 2.A. Section 2.A of the IPA is hereby deleted in its entirety and replaced with the following:

“Any inventions, discoveries, improvements, works of authorship of ideas that (1) are made or conceived by InCube in the course of performing services for RANI during the term of this Agreement, including pursuant to that certain Service Agreement between InCube and RANI dated January 1, 2013, (collectively, “InCube Inventions”) and (2) relate primarily to, or have application primarily within, the Field (the “In-Field InCube Inventions”), shall be the property of RANI. InCube shall assign, and hereby irrevocably assigns, to RANI all of InCube’s right, title and interest in the In-Field InCube Inventions, including all Patent Rights and Intellectual Property Rights therein. InCube shall promptly disclose to RANI all InCube Inventions. InCube agrees to execute and/or deliver all domestic or foreign papers, applications for patents or copyright registrations, including assignments, powers of attorney, declarations and affidavits or other documents which may be necessary for RANI to secure and enforce patents or copyright registrations covering In-Field InCube Inventions. If RANI seeks to obtain patent protection or copyright registration for any In-Field InCube Invention, InCube will assist RANI in filing and prosecuting such United States and foreign patent application or copyright registration claiming or embodying any In-Field InCube Invention; provided, however, that InCube shall be promptly and fully reimbursed for all reasonable and actual costs and expenses related to any request under this paragraph.

To the extent that an InCube Invention, or any Patent Right or other Intellectual Property Right therein, does not relate primarily to, or have application primarily within, the Field but is otherwise useful in the Field (herein a “Multi-Field Intellectual Property Right” and the Patent Rights within the Multi-Field Intellectual Property Rights, the “Multi-Field Patents”), the parties agree that InCube will retain ownership of such Multi-Field Intellectual Property Right and will have the responsibility for prosecuting and maintaining the Multi-Field Patents and any other Intellectual Property Right in the Multi-Field Intellectual Property Rights. InCube hereby grants RANI an exclusive, perpetual, irrevocable, transferrable, sublicenseable, worldwide right and license under the Multi-Field Intellectual Property Rights to make, have made, use, sell, offer for sale, import, export and otherwise commercialize products and services (the “Multi-Field License”). For each patent or patent application included under the Multi-Field License, RANI agrees to pay its pro-rata share (based on the number of licensees InCube has under such patent or patent application) for the prosecution and maintenance of such Multi-Field Patents; provided that, if RANI declines to exercise the Multi-Field License with respect to any Multi-Field Patent, it shall not be required to pay for the prosecution/maintenance of such patent.

The Multi-Field Patents are hereby included within the Licensor’s Patent Rights that are licensed to RANI under the Exclusive License Agreement, which is attached hereto as Exhibit I. Exhibit A to the Exclusive License Agreement shall be updated by the parties from time to time to reflect the Multi-Field Patents.

The In-Field InCube Inventions shall be RANI’s Confidential Information, and the Multi-Field Intellectual Property Rights shall be InCube’s Confidential Information, in each case subject to Article 13 of the Exclusive License Agreement.

For clarity, any and all assignments made and licenses granted to RANI prior to any expiration or termination of this Agreement shall survive such expiration or termination.”

The Services Agreement:

The parties hereby agree to amend the Services Agreement as follows, effective January 1, 2013:

•	Section 5.2. Section 5.2 of the Services Agreement is hereby deleted in its entirety and replaced with the following:

“Any and all inventions (whether or not patentable), works of authorship, designations, designs, know-how, and ideas made or conceived or reduced to practice, in whole or in part, by (or on behalf of) InCube in its performance of the Services (“Inventions”), and all intellectual property rights therein, shall be subject to that certain Intellectual Property Agreement between the parties, dated June 14, 2012 (“IPA”), including the assignments and licenses set forth therein, and shall be deemed InCube Inventions under the IPA. InCube will promptly disclose all Inventions to Rani.”

•	Section 10.1. The first sentence of Section 10.1 shall be deleted and replaced with the following:

“This Agreement shall be valid for a twenty-four (24) month period from the Effective Date (the “Term”), and upon expiration thereof, both Parties may renew this Agreement pursuant to the terms and conditions defined herein, or as they shall otherwise agree in writing.”

•	Section 10.2. The first sentence of Section 10.2 shall be deleted and replaced with the following:

“RANI may terminate this Agreement upon ninety (90) days prior written notice for any or no reason.”

The License Agreement:

The parties hereby agree to amend the License Agreement as follows, effective June 14, 2012:

•	Section 9.5. The last sentence of Section 9.5 of the License Agreement is hereby deleted in its entirety.

•	Section 9.6. Section 9.6 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“In the event that Licensor does not file for patent protection on the Invention in a foreign country within thirty (30) days of a request made by Licensee with respect to such country pursuant to Section 9.5 above, then Licensee shall have the right to file for patent protection on the Invention in such country in InCube’s name. In the event that Licensee files a patent application pursuant to this Section 9.6, it shall provide Licensor with notice of such filing and the associated costs of prosecuting and maintaining such patent application. InCube shall collect pro rata shares of such costs from any other licensees it may have under such patent application and pass such amounts through to Licensee.”

•	Section 21.7. Section 21.7 of the License Agreement is hereby deleted in its entirety.

Except as modified by this letter, all terms and conditions of the Agreements will remain unchanged. If the terms of the Agreements conflict with those of this letter, this letter shall control. If you agree with the terms of this letter, please countersign and return to me the attached copy of this letter. This letter will be effective as of the date written above upon my receipt of your fully executed copy.

I look forward our continued business relationship.

Very truly yours,

Rani Therapeutics, LLC

By:	/s/ Mir Imran

Name:	Mir Imran

Its: President & CEO

Dated: June 13, 2013

ACKNOWLEDGED AND AGREED:

InCube Labs, LLC

By:    /s/ Mir Imran

Name: Mir Imran

Its: Chairman

Dated: June 13, 2013

(Letter Agreement re Intellectual Property)